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                      FIRST AMENDMENT TO THE
         UNUM EMPLOYEES RETIREMENT SAVINGS PLAN AND TRUST




     The UNUM Employees Retirement Savings Plan and Trust
(the "Plan") was last amended and restated effective generally January 1, 1994. The Plan is hereby amended in the following respects:

     1. The terms used in this Amendment shall have the meanings set forth in the Plan unless the context indicates otherwise.

     2. Article XVII is hereby amended by adding the following new Section at the end thereof:

          "17.12  IMPERMISSIBLE ACTIONS FROM SEPTEMBER 15,
1995, TO DECEMBER 4, 1995. Notwithstanding any other provision of this Plan to the contrary, during the period beginning September 15, 1995, and ending on the later of December 4, 1995, or the date Participant records are reconciled and updated by State Street Bank and Trust
Company, the following actions shall not be permitted:

               (a)     An amendment to a Deferral Election
pursuant to Section 5.2;

               (b)     A reinstatement of a Deferral
Election pursuant to the last paragraph of Section 5.1;

               (c)     An in-service distribution pursuant
to Section 9.5;

               (d)     An investment direction pursuant to
Section 13.4 or 13.5;

               (e)     A loan pursuant to Section 9.6 (other
than a loan made solely on account of an unforeseeable immediate and heavy financial need within the meaning of
Section 9.13(c)(i)); and

               (f)     A hardship withdrawal pursuant to
Section 9.13 (other than a hardship withdrawal made solely on account of an unforeseeable immediate and heavy financial need within the meaning of Section 9.13(c)(i))."

     3.     This Amendment shall be effective September 15,
1995.

     IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed this 6th day of October, 1995.

WITNESS:                        UNUM CORPORATION


/s/ Marie A. Fogg               By:  /s/ Eileen C. Farrar
                                    Its Senior Vice President